Exhibit 10.51
CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008

CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008
TABLE OF CONTENTS

Preamble	3
ARTICLE 1 Definitions	3
1.1 Account Balance	3
1.2 Administrative Appendix	3
1.3 Annual Deferral Amount	4
1.4 Beneficiary	4
1.5 Board	4
1.6 Change in Control	4
1.7 Claimant	4
1.8 Code	4
1.9 Committee	4
1.10 Common Stock	4
1.11 Company	4
1.12 Con-way Administrative Committee	4
1.13 Director	4
1.14 Distribution Event	4
1.15 Dividend Equivalent	4
1.16 Dollar-Denominated Account	5
1.17 Election Form	5
1.18 ERISA	5
1.19 Fair Market Value	5
1.20 Fixed Date Distribution	5
1.21 Participant	5
1.22 Phantom Stock Account	5
1.23 Phantom Stock Unit	5
1.24 Plan	5
1.25 Plan Administrator	5
1.26 Plan Entry Date	5
1.27 Plan Sponsor	5
1.28 Plan Year	5
1.29 Prime Rate	5
1.30 Separation from Service	5
1.31 Spouse	6
1.32 Subsidiary	6
1.33 Termination Benefit	6
1.34 Termination of Service	6
1.35 Unforeseeable Financial Emergency	6
ARTICLE 2 Eligibility, Enrollment	7
2.1 Eligibility	7
2.2 Enrollment Requirement	7
2.3 Commencement of Participation	7

i

ARTICLE 3 Distribution to Participant	7
3.1 Fixed Date Distribution	7
3.2 Withdrawal Payout/Suspensions for Unforeseeable Emergencies	8
3.3 Termination Benefit	8
3.4 Payment of Termination Benefit	8
ARTICLE 4 Distribution to Beneficiary	9
ARTICLE 5 Termination, Amendment or Modification	9
5.1 Termination	9
5.2 Amendment	10
5.3 Effect of Payment	10
ARTICLE 6 Administration	10
6.1 Powers and Authority of the Company	10
6.2 Plan Administrator	11
6.3 Binding Effect of Decisions	12
6.4 Indemnification	12
6.5 Stock Subject to the Plan	12
6.6 Equitable Adjustment	12
ARTICLE 7 Miscellaneous	13
7.1 Unsecured General Creditor	13
7.2 Subsidiaries’ Liability	13
7.3 Company’s Liability	13
7.4 Nonassignability	13
7.5 Furnishing Information	14
7.6 Captions	14
7.7 Governing Use	14
7.8 Notice	14
7.9 Successors	14
7.10 Spouse’s Interest	14
7.11 Incompetence	14
7.12 Saving Clause	15
7.13 Legal Fees To Enforce Rights	15
7.14 Payment of Withholding	15
7.15 Coordination with Other Benefits	15

ii

CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008
Preamble
WHEREAS, the purpose of this Plan is to enhance the motivational value of the fees paid to non-employee directors who contribute materially to the continued growth, development and future business success of the Company and its subsidiaries by providing them the opportunity to defer cash compensation; and
WHEREAS, the Plan is intended to aid the Company and its subsidiaries in attracting and retaining directors and give them an incentive to increase the profitability of the Company and its subsidiaries; and
WHEREAS, the Company has been treating amounts deferred on and after January 1, 2005, in good faith compliance with Code Section 409A and the regulations and Internal Revenue Service guidance (including Notice 2005-1) thereunder (“Section 409A”);
WHEREAS, effective January 1, 2008 “the Company amended and restated the Plan to comply with the provisions of Section 409A; and.
WHEREAS, the Company hereby further amends and restates the Plan for additional Section 409A compliance purposes, effective January 1, 2009 (the “Effective Date”). For the period from January 1, 2005 through December 31, 2008, the Plan observed operational compliance with Code section 409A, in accordance with transitional guidance issued by the Internal Revenue Service.
ARTICLE 1
Definitions
For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:
1.1	“Account Balance” means the sum of (i) amounts credited to a Participant’s Dollar-Denominated Account, plus (ii) Phantom Stock Units credited to a Participant’s Phantom Stock Account, reduced by (iii) all distributions made in accordance with the terms and conditions of this Plan. This account shall be a bookkeeping entry only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to a Participant pursuant to this Plan.

1.2	“Administrative Appendix” means the rules and procedures governing the administration of this Plan, as set forth in a separate appendix which by this reference is specifically incorporated into this Plan.

1.3	“Annual Deferral Amount” means that portion of a Participant’s annual retainer fee, meeting fees, and chair fees, if applicable, that a Participant elects to have and is deferred, in accordance with the Plan, for any one Plan Year. In the event of a Separation from Service prior to the end of a Plan Year, such year’s Annual Deferral Amount shall be the actual amount withheld prior to such event.

1.4	“Beneficiary” means one or more persons, trusts, estates or other entities, designated in accordance with the Plan, that are entitled to receive benefits under this Plan upon the death of a Participant.

1.5	“Board” means the Board of Directors of the Company.

1.6	“Change in Control” means the occurrence of an event described in Code Section 409A(a)(2)(v).

1.7	“Claimant” means any Participant or Beneficiary of a deceased Participant who makes a claim for determination under the Plan.

1.8	“Code” means the Internal Revenue Code of 1986, as amended.

1.9	“Committee” means the Director Affairs Committee of the Board or its delegate.

1.10	“Common Stock” means the common stock, par value $0.625 per share, of the Company.

1.11	“Company” means Con-way Inc., a Delaware corporation.

1.12	“Con-way Administrative Committee” means the committee delegated by the Compensation Committee of the Board to serve as the named fiduciary of the Company’s tax-qualified retirement plans.

1.13	“Director” means a member of the Board who is not an employee of the Company or any Subsidiary.

1.14	“Distribution Event” shall mean: (a) in the case of a withdrawal for an Unforeseeable Financial Emergency, the date the Plan Administrator approves the payout, provided that a Distribution Event shall only be deemed to have occurred for the portion of the Participant’s Account Balance that is approved to be paid out; (b) in the case of death, the date of death; (c) in the case of a Fixed Date Distribution, the last day of the Plan Year immediately preceding the Plan Year chosen by the Participant on the Election Form for such distribution; and (d) in the case of a Termination Benefit, the last day of the Plan Year in which the Termination of Service occurred.

1.15	“Dividend Equivalent” means an amount representing the dividend paid on that number of shares of Common Stock equal to the number of Phantom Stock Units credited to a Participant’s Phantom Stock Account as of the record date for such dividend.

1.16	“Dollar-Denominated Account” shall mean that portion of a Participant’s Account Balance that is not credited to such Participant’s Phantom Stock Account.

1.17	“Election Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to make a deferral election under the Plan. Deferral elections may be made in the format and manner specified by the Plan Administrator (or its delegate), including electronically.

1.18	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.19	“Fair Market Value” of a share of Common Stock as of a particular date shall mean the closing price per share of Common Stock on the New York Stock Exchange on the last trading day immediately preceding such date.

1.20	“Fixed Date Distribution” means a distribution of an Annual Deferral Amount, plus returns credited in accordance with the Plan, to be made during a future month of January as previously and timely elected by the Participant.

1.21	“Participant” for any Plan Year means any Director who commences participation in accordance with Article 2.

1.22	“Phantom Stock Account” shall mean that portion of a Participant’s Account Balance which is credited with Phantom Stock Units.

1.23	“Phantom Stock Unit” shall mean a unit which shall at all times be equal in value to one whole share of Common Stock.

1.24	“Plan” means the Company’s 2005 Deferred Compensation Plan for Non-Employee Directors, Amended and Restated December 2008, as evidenced by this instrument, as amended from time to time.

1.25	“Plan Administrator” means the Committee or any person or persons to whom the Committee delegates its authority or any portion thereof.

1.26	“Plan Entry Date” means January 1 of each Plan Year.

1.27	“Plan Sponsor” means the Company.

1.28	“Plan Year” means the period beginning on January 1 of each year and continuing through December 31 of that year.

1.29	“Prime Rate” means the published Bank of America prime rate, or such other rate as the Plan Administrator may select. For each calendar quarter, the rate shall be the published rate in effect as of the first day of such quarter.

1.30	“Separation from Service” means the termination of a Participant’s personal services to the Company and each of its Subsidiaries (whether or not the Subsidiary participates in this Plan) on account of death or Termination of Service.
1.31	“Spouse” has the meaning set forth in the Defense of Marriage Act of 1996 (P.L. 104-199), as amended. (As of January 1, 2005, this definition is a legal union between one man and one woman as husband and wife.)

1.32	“Subsidiary” means any entity in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain owns at least fifty percent (50%) of the other entities in such chain.

1.33	“Termination Benefit” means the benefit set forth in Section 3.3.

1.34	“Termination of Service” means a Separation from Service for any reason other than death. A Termination of Service is deemed to have occurred for purposes of this Plan on the date when the Participant and the Company reasonably anticipate that the level of bona fide services to be provided by the Participant will be permanently reduced to forty nine percent (49%) or less of the average level of bona fide services provided in the immediately preceding period of twelve (12) consecutive months.

If the Participant is on a paid leave of absence, the Participant shall continue to be considered to serve as a Director and be treated as providing services at a level equal to the level of services that the Participant would have been required to perform to earn the amount of compensation paid during the paid leave of absence; deferral elections, if any, made by such Participant for that Plan Year shall continue to apply.

If the Participant is on an unpaid leave of absence, in the absence of a Termination of Service within the meaning of this Plan, the Participant shall continue to be considered to serve as a Director; the Participant shall be excused from making deferrals until the earlier of the date the leave of absence expires or the Participant returns to a paid status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral elections, if any, made for that Plan Year, with no make-up for the period of the leave of absence.

1.35	“Unforeseeable Financial Emergency” means a severe financial hardship to the Participant resulting from (i) an illness or accident of the Participant, the Participant’s spouse, a designated Beneficiary of the Participant, or a dependent (as defined in Code Section 152 without regard to Sections 152(b)(1), (b)(2), and (d)(1)(8)) of the Participant, (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction of the Participant’s primary residence may constitute an Unforeseeable Financial Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Financial Emergency. Finally, the need to pay for the funeral expenses of a spouse, Beneficiary, or a dependent (as defined herein) may also constitute an Unforeseeable Financial Emergency. Except as may be otherwise provided in the Treasury Regulations under Code section 409A, the purchase of a home and the payment of college tuition are not Unforeseeable Financial Emergencies.
ARTICLE 2
Eligibility, Enrollment
2.1	Eligibility. Participation in the Plan shall be limited to Directors.

2.2	Enrollment Requirement. The Plan Administrator shall establish from time to time such enrollment requirements as it determines in its sole discretion are necessary.

2.3	Commencement of Participation. Provided a Director has met all enrollment requirements set forth by the Plan Administrator, the Director may commence participation in the Plan on the Plan Entry Date that immediately follows the Director’s election to participate in the Plan.

In the event that a Participant ceases to be a Director on account of becoming an employee of the Company or any Subsidiary during a Plan Year, then any existing deferral elections will continue in effect for such Plan Year and will apply exclusively to applicable amounts paid to the Participant in his capacity as an “inside” director for the remainder of that Plan Year, but not to any amounts paid to the Participant in his capacity as an employee. Subsequently, the Participant will not be permitted to make any additional deferral elections as a director with respect to this Plan until the January 1 following the date the Participant is no longer an employee of the Company or any Subsidiary, so long as the Participant is a Director as of such date.
ARTICLE 3
Distribution to Participant
3.1	Fixed Date Distribution.
(a)	In connection with each election to defer an Annual Deferral Amount, a Participant may, subject to subsection (b), elect to receive a distribution from the Plan with respect to that Annual Deferral Amount in the month of January one or more years after the Plan Year of deferral and prior to

Termination of Service. This Fixed Date Distribution shall be an amount that is equal to the sum of the Annual Deferral Amount and returns credited in accordance with the Plan. The calendar year in which the Fixed Date Distribution is made or commences shall be elected at the time of the election to defer the Annual Deferral Amount and is irrevocable. The Fixed Date Distribution shall be paid in a lump sum or annual installments over a period of up to five (5) years, as determined in accordance with the rules in Section 3.4.
(b)	If a Participant who has elected one or more Fixed Date Distributions has a Termination of Service before the start of the Plan Year in which the Participant’s Fixed Date Distribution is to be made or commenced, the Participant’s Account Balance shall be paid at the time and in the form elected by the Participant in accordance with Section 3.4 and not as the Fixed Date Distribution.
3.2	Withdrawal Payout/Suspensions for Unforeseeable Emergencies. If the Participant experiences an Unforeseeable Emergency, the Participant may petition the Plan Administrator to (i) suspend any deferrals required to be made by a Participant and/or (ii) receive a partial or full payout from the Plan. The Plan Administrator may, in its sole discretion, accept or deny such petition. Any suspension or payout shall not exceed the lesser of the Participant’s Account Balance, calculated as if such Participant were receiving a Termination Benefit, or the amount necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). If the petition for a suspension and/or payout is approved, suspension shall take effect upon the date of approval and any payout shall be made within 60 days of the date of approval.

3.3	Termination Benefit. Upon a Participant’s Termination of Service, the Participant shall be entitled to receive a Termination Benefit, payable in accordance with the terms of Section 3.4, which shall be equal to the Participant’s Account Balance determined as of the date of the Termination of Service, plus returns credited to the Participant’s Account Balance in accordance with the Plan.

3.4	Payment of Termination Benefit. A Participant may elect on the Election Form prior to the beginning of each Plan Year to receive the Termination Benefit for such Plan Year in a lump sum or in annual installments over a period of up to five (5) years. The lump sum payment or the first installment shall be made in the month of January of the year following the Plan Year in which the Termination of Service occurs. For purposes of payment, the Participant’s Account Balance shall be divided into subaccounts, one for each year elected by the Participant. Notwithstanding the foregoing —

(a)	Payment shall be made in a lump sum as follows in lieu of any different form provided on the Election Form then in effect:
(i)	If the Participant incurs a Termination of Service within one (1) year after a Change in Control, the Termination Benefit shall be paid in a lump sum within twenty (20) days of the Termination of Service; provided, however, that solely for purposes of this subsection 3.4(a)(i), the date of Termination of Service shall be deemed to be a Distribution Event and returns shall cease to be credited to the Participant’s Account Balance in accordance with the Plan.

(ii)	If the Participant’s Termination Benefit is less than $25,000 on the date of Termination of Service, such portion shall be paid in a lump sum to the Participant in the month of January following the Plan Year of Termination of Service.
(b)	If the Participant is a Specified Employee (as that term is defined in the Con-way Inc. Deferred Compensation Plan for Executives and Key Employees, as amended from time to time), the lump sum may not be paid, and installments may not commence before the date which is six (6) months after the date of Separation from Service (or, if earlier, the date of death of the Participant). Any such lump sum or installment payments that were scheduled to be paid during the six (6) months after the Separation from Service but which were delayed pursuant to this subsection 3.4(b), shall be paid as soon as administratively practicable following the date which is the first day of the seventh months following the Separation from Service date. Any lump sum or installment payments that were originally scheduled to be paid following the six (6) months after the Separation from Service shall continue to be paid according to their pre-determined schedule.
ARTICLE 4
Distribution to Beneficiary
     If a Participant dies with an Account Balance, the total Account Balance shall be paid to the Participant’s Beneficiary within ninety (90) days after the date of death.
ARTICLE 5
Termination, Amendment or Modification
5.1	Termination. The Company reserves the right to terminate the Plan at any time. Upon termination of the Plan, the Company may elect to accelerate distribution of

Participant accounts, but only if the accelerated distribution would not result in additional tax to the Participants under Section 409A.
5.2	Amendment. The Board may, at any time, amend or modify the Plan in whole or in part, provided, however, that no amendment or modification shall deprive a Participant or a Beneficiary of a material right accrued hereunder prior to the date of the amendment or materially and adversely affect the payment of benefits to any Participant or Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification unless the Participant or Beneficiary so affected consents in writing to the amendment or modification. Notwithstanding the foregoing, the Board may amend the Plan retroactively to the extent the Board is of the opinion that such an amendment is required to avoid the imposition of additional tax liabilities on a Participant under Code section 409A or to conform the Plan to the provisions and requirements of any applicable law, provided that no such amendment may reduce any Participant’s Account Balance. No such amendment shall be considered prejudicial to any interest of a Participant or Beneficiary hereunder.
5.3	Effect of Payment. The payment of benefits under the Plan to a Participant or Participant’s Beneficiary under Articles 3 or 4, as applicable, shall fully and completely discharge the Company and any Subsidiary from all obligations under this Plan with respect to the Participant, Beneficiaries, and any others that may be entitled to such benefits.
ARTICLE 6
Administration
6.1	Powers and Authority of the Company. The Company, acting through the Board, has the following absolute powers and authority under the Plan:
(a)	To amend or terminate the Plan, at any time and for any reason (subject to Sections 5.1 and 5.2);

(b)	To determine the amount, timing, vesting, and other conditions applicable to Plan contributions and benefits;

(c)	To set aside funds to assist the Company to meet its obligations under this Plan, provided that the funds are set aside in a manner that does not result in immediate taxation to Participants;

(d)	To establish investment policy guidelines applicable to funds (if any) set aside under (c);

(e)	To establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits under the Plan;

(f)	To take any such other actions as it deems advisable to carry out the purposes of the Plan; and

(g)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan.
6.2	Plan Administrator. The Company has appointed the Committee to act as Plan Administrator. All actions taken by the Committee, or by its delegate, as Plan Administrator will be conclusive and binding on all persons having any interest under the Plan, subject only to the claims procedures in the Administrative Appendix. The Company intends the Plan to meet the requirements of Section 409A. The Plan Administrator shall interpret the Plan in such a way as to meet such requirements. The Plan Administrator has the following powers and authority under the Plan:
(a)	In the exercise of its sole, absolute, and exclusive discretion, to construe and interpret the terms and provisions of the Plan, to remedy and resolve ambiguities, to grant or deny any and all non-routine claims for benefits and to determine all issues relating to eligibility for benefits;

(b)	To authorize withdrawals due to Unforeseeable Financial Emergency;

(c)	To carry out day-to-day administration of the Plan, including notifying individuals of their eligibility to participate in the Plan and of the provisions of the Plan, processing distributions, establishing enrollment requirements, approving and processing Election Forms, providing Participants with statements of Account and approving and processing changes in the time and/or form of distributions;

(d)	To establish administratively reasonable dates, times, and periods, to the extent that the terms of the Plan provide for the Plan Administrator to do so;

(e)	To prepare forms necessary for the administration of the Plan, including Election Forms, beneficiary designation forms, investment designation forms, and any other form or document deemed necessary to the effective administration of the Plan;
(f)	To approve and adopt communications to be furnished to Participants explaining the material provisions, terms, and conditions of the Plan;

(g)	To negotiate and document agreements with Plan service providers;

(h)	To amend the Plan for legal, technical, administrative, or compliance purposes, as recommended by legal counsel;

(i)	To amend the Administrative Appendix;

(j)	To work with Plan service providers to ensure the effective administration of the Plan; and

(k)	To delegate its authority to any officer, employee, committee or agent of the Company, as it deems advisable for the effective administration of the Plan, any such delegation to carry with it the full discretion and authority vested in the Plan Administrator.
6.3	Binding Effect of Decisions. The finding, decision, determination or action of the Plan Administrator or its delegate with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon any and all persons having any interest in the Plan unless determined, subject only to the Plan’s claims rules. No findings, decisions or determinations of any kind made by the Plan Administrator or its delegate shall be disturbed unless the Plan Administrator or its delegate has acted in an arbitrary and capricious manner.
6.4	Indemnification. The Company shall indemnify and hold harmless the named fiduciaries and any officers or employees of the Company and its Subsidiaries to which fiduciary responsibilities have been delegated from and against any and all liabilities, claims, demands, costs and expenses including attorneys fees, arising out of an alleged breach in the performance of their fiduciary duties under the Plan and ERISA, other than such liabilities, claims, demands, costs and expenses as may result from the gross negligence or willful misconduct of such person. The Company shall have the right, but not the obligation, to conduct the defense of such person in any proceeding to which this paragraph applies.
6.5	Stock Subject to the Plan. Unless otherwise determined by the Board, shares of Common Stock utilized for purposes of distributions of Plan benefits shall consist of shares held in the Company’s treasury.
6.6	Equitable Adjustment. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash or Common Stock or other property), or recapitalization, Common Stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Plan Administrator shall make such equitable changes or adjustments as it deems necessary to any or all of the number of Phantom Stock Units credited to Participants’ Phantom Stock Accounts and/or the number and kind of shares of stock to which such Phantom Stock Units relate or that may be thereafter be distributed in respect of amounts credited to a Participant’s Phantom Stock Account.
ARTICLE 7
Miscellaneous
7.1	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Company. Any and all of the Company’s assets shall be, and remain, its general, unpledged and unrestricted assets. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.
7.2	Subsidiaries’ Liability. None of the Company’s Subsidiaries shall bear any liability to a Participant or a Participant’s Beneficiary for payment of any benefits under the Plan.
7.3	Company’s Liability. Amounts payable to a Participant or Beneficiary under this Plan shall be paid from the general assets of the Company (including without limitation the assets of any trust established to fund payment of obligations hereunder) exclusively. A Participant’s right to Plan distributions shall be no greater than the rights to payment of general, unsecured creditors of the Company. The Company may establish one or more grantor trusts (as defined in Code Section 671 et seq.) to facilitate the payment of benefits hereunder; however, the Company shall not be obligated under any circumstances to fund its financial obligations under the Plan. Any assets which the Company may acquire or set aside to defray its financial liabilities shall be subject to the claims of its general creditors in the event of the Company’s insolvency. The assets of any such trust shall not, at any time, be located outside of the United States or transferred outside of the United States.
7.4	Nonassignability. Neither a Participant nor any other person shall have the right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, not be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency. Notwithstanding the preceding provisions of this section, the Committee will recognize the provisions of a qualified domestic relations order as defined in ERISA Section 206(d) that does not change the timing of the Participant’s benefit payments.

7.5	Furnishing Information. A Participant will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder.
7.6	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.
7.7	Governing Use. The provisions of this Plan shall be construed and interpreted according to the laws of the State of California, to the extent not preempted by federal law.
7.8	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, return receipt requested, to:
Con-way Inc.
Director Affairs Committee
2005 Deferred Compensation Plan for Non-Employee Directors
2855 Campus Drive, Suite 300
San Mateo, California 94403
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
7.9	Successors. The provisions of this Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns and the Participant, the Participant’s Beneficiaries, and their permitted successors and assigns.
7.10	Spouse’s Interest. The interest in the benefits hereunder of a Spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such Spouse in any manner, including but not limited to such Spouse’s will, nor shall such interest pass under the laws of intestate succession.
7.11	Incompetence. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or. to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetency, incapacity or guardianship, as it may deem appropriate and/or such indemnification of the Committee, and the Company and security, as it deems appropriate, in its sole discretion, prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.
7.12	Saving Clause. The Company intends the Plan to meet the requirements of Section 409A, the regulations thereunder, and any additional guidance provided by the Treasury Department. Any Plan provision that does not meet such requirements shall be reformed so as to satisfy such requirements if such reformation may be accomplished without substantially adversely affecting a Participant’s benefits, and if in the good faith determination of the Committee such result cannot be achieved, shall be treated as void. Moreover, for purposes of applying the provisions of Section 409A to this Plan, each separately identified amount to which Participant is entitled under this Plan shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Plan shall be treated as a right to a series of separate payments.
7.13	Legal Fees To Enforce Rights. If the Company has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel chosen by the Participant and agrees to pay the reasonable legal fees and expenses of the Participant incurred in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any director, officer, shareholder or other person affiliated with the Company, or any successor thereto in any jurisdiction, provided that such Participant prevails in such action.
7.14	Payment of Withholding. As a condition of receiving benefits under the Plan, the Participant shall pay the Company not less than the amount of all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or entitlement to benefits hereunder. The Company may withhold taxes from any benefits paid and/or from Directors fees, in its sole determination.
7.15	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for Directors. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided. In no event shall distributions under the Plan prior to Termination of Service have the effect of increasing payments otherwise due under the various retirement plans of the Company and its subsidiaries.
     IN WITNESS WHEREOF, the Company has executed this Plan restatement on December ___, 2008.

CON-WAY INC.

By:

Its:
Senior Vice President, General Counsel and Secretary

ADMINISTRATIVE APPENDIX
TO
CON-WAY INC.
2005 DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
AMENDED AND RESTATED DECEMBER 2008
This Administrative Appendix to the Con-way Inc. 2005 Deferred Compensation Plan for Non-Employee Directors (the “Plan”) sets forth the rules and procedures governing the administration of the Plan as applied to benefits under such Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them under the Plan.
A. Claims Procedures
A.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant may deliver to the Plan Administrator a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant:

A.2	Notification of Decision. The Plan Administrator shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:
(a)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(b)	that the Plan Administrator has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:
(i)	the specific reason(s) for the denial of the claim, or any part of it;

(ii)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(iii)	a description of any additional material or information necessary for the Claimant to clarify or perfect the claim, and an explanation of why such material or information is necessary; and
(iv)	an explanation of the claim review procedure set forth in Section A.3 below.
A.3	Review of a Denied Claim. Within sixty (60) days after receiving a notice from the Plan Administrator that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Plan Administrator a written request for a review of the denial of the claim. Thereafter, but not later than thirty (30) days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):
(a)	may review pertinent documents;

(b)	may submit written comments or other documents; and/or

(c)	may request a hearing, which the Plan Administrator, in its sole discretion, may grant.
A.4	Decision on Review. The Plan Administrator shall render its decision on review promptly, and not later than sixty (60) days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Plan Administrator’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant and it must contain:
(a)	specific reasons for the decision;

(b)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)	such other matters as the Plan Administrator deems relevant.
A.5 Legal Action. A Claimant’s compliance with the foregoing provisions of this Article A is a mandatory prerequisite to a Participant’s right to commence any legal action with respect to any claim for benefits under this Plan.
B. Deferral Commitments
B.1	Permissible Deferrals. A Participant may elect to defer for each Plan Year either of the following:
(a)	Minimum. The annual retainer portion of the Participant’s Director fees payable in the Plan Year or.

(b)	Maximum. The annual retainer and all meeting fees, plus all chair fees payable in the Plan Year, if any.
B.2	Election to Defer. Each newly eligible Participant shall make a deferral election by delivering to the Plan Administrator a completed and signed Election Form prior to the Participant’s initial Plan Entry Date. For each succeeding Plan Year, a new Election Form must be delivered to the Plan Administrator before the end of the previous Plan Year, in accordance with the rules set forth above. If the Election Form is not delivered prior to the applicable Plan Entry Date, no Annual Deferral Amount shall be deferred for that Plan Year.

B.3	Annual Election of Phantom Stock Units. If permitted by the Plan Administrator, prior to or during the month of January of each Plan Year prior to the commencement of installment payments, each currently eligible Participant who has an Account Balance shall have the opportunity to elect (an “Investment Change”) to transfer all or a portion of such Participant’s Dollar-Denominated Account to such Participant’s Phantom Stock Account; provided, however, that an Investment Change may not be elected with respect to any portion of a Participant’s Dollar-Denominated Account that has been designated for a Fixed Date Distribution (the “Excluded Portion”). The amount to be subject to an Investment Change may be determined as a dollar amount or a percentage of the Participant’s Dollar-Denominated Account (excluding the Excluded Portion); provided, however, that no less than five thousand dollars ($5,000) may be made subject to an Investment Change. The Participant may elect to convert amounts credited to one or more Plan Year Account Balances, in any order selected by the Participant. Each Investment Change election made by a Participant pursuant to this Section B.3 shall be irrevocable when made and shall be effective as of the February 1 following the date that the election is made; provided, however, if the Company’s General Counsel shall have determined that the blackout period for trading in Company securities shall be in effect as to that Participant on February 1, then the Investment Change election shall be null and void. The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined in accordance with subsection C.1(d).

B.4	Withholding of Deferral Amounts. For each Plan Year, the Annual Deferral Amount shall be withheld at the time or times the Participant’s Director fees otherwise would be paid to the Participant.
C. Returns Credited to Account Balances
C.1	Returns and Crediting During Deferral Period. Prior to any distribution of benefits under the Plan, returns in respect of a Participant’s Dollar-Denominated Account and Phantom Stock Units in respect of a Participant’s Phantom Stock Account shall be credited as follows:

(a)	Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006.
(i)	This subsection C.1(a) shall apply to Plan Year Account Balances for 2005 and 2006, except as otherwise provided in subsection C.1(c).

(ii)	With respect to the portion of the Annual Deferral Amounts for a Plan Year which a Participant has elected to have credited to his or her Dollar-Denominated Account, returns shall be credited to such Participant’s Dollar-Denominated Account as though the portion of such Annual Deferral Amount withheld during any calendar quarter was withheld on the first day of the following calendar quarter (or such other administratively reasonable date as shall be determined by the Plan Administrator).

(iii)	The balance in each Participant’s Dollar-Denominated Account shall be compounded quarterly, as of the last day of each calendar quarter, using the Prime Rate, or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year. For this purpose, amounts that are transferred to a Participant’s Phantom Stock Account in a Plan Year pursuant to an Investment Change shall be credited with a return in respect of such Plan Year equal to one twelfth (1/12) of the return for the full Plan Year.
(b)	Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006.
(i)	This subsection C.1(b) shall apply to Plan Year Account Balances for Plan Years after 2006.

(ii)	With respect to the portion of the Annual Deferral Amounts for a Plan Year which a Participant has elected to have credited to his or her Dollar-Denominated Account, returns shall be credited to such Participant’s Dollar-Denominated Account as though the portion of such Annual Deferral Amount withheld during any calendar quarter was withheld on the first day of the following calendar quarter (or such other administratively reasonable date as shall be determined by the Plan Administrator).

(iii)	The Con-way Administrative Committee shall designate a group of investments (and may make changes to the designated group of investments from time to time as it deems appropriate) from which Participants may select. Company stock shall not be designated as an available investment. The performance of the investments selected by the Participant will determine the gains or losses that will be attributed to such Participant’s Dollar-Denominated Account. The Con-way Administrative Committee shall report to the Compensation Committee of the Board from time to time with respect to the designated investments (and changes in designated investments), including an explanation of the reasons for the designation (or change in designation).
(c)	Election with respect to Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006. Notwithstanding subsections C.1(a) and (b) and subsections C.3(a) and (b), a Participant may elect to have any portion of the Participant’s Dollar-Denominated Account for Plan Year Account Balances for 2005 and 2006 treated for purposes of subsection C.1(b)(iii) and Section C.3 as a Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006. After any such election becomes effective, the performance of the investments selected by the Participant from the designated group of investments will determine the gains or losses that will be attributed to that portion of such Participant’s Dollar-Denominated Account. Such election shall take effect within an administratively reasonable period after the election is made and shall be irrevocable.

(d)	Phantom Stock Account. A Participant’s Phantom Stock Account shall consist of that number of Phantom Stock Units credited with respect to (i) amounts transferred pursuant to an Investment Change in accordance with Section C.3 and (ii) Dividend Equivalents credited in respect of Phantom Stock Units previously credited to the Participant’s Phantom Stock Account, in each case as set forth below:
(i)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account pursuant to an Investment Change shall be determined by dividing (A) the dollar amount subject to the Investment Change by (B) the Fair Market Value per share of Common Stock as of February 1 of the Plan Year to which the Investment Change relates; and

(ii)	The number of Phantom Stock Units to be credited to a Participant’s Phantom Stock Account in respect of Dividend Equivalents shall be equal to (A) the per share dividend paid on a share of Common Stock, multiplied by (B) the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account as of the record date for such dividend, divided by (C) the Fair Market Value per share of Common Stock as of the payment date for such dividend, such crediting to be made as of such payment date.
C.2	Date Through Which Crediting Under Section C.1 Occurs.

(a)	Crediting Up to a Distribution Event. A Participant’s Dollar-Denominated Account and Phantom Stock Account will be credited with returns in accordance with Section C.1 up to the date of a Distribution Event; provided, however, that in the case of a Termination of Service or Fixed Date Distribution, any portion of a Participant’s Dollar-Denominated Account treated as a Dollar-Denominated Account for Plan Year Account Balances for Plan Years after 2006 pursuant to subsection C.1(b) will be credited with returns in accordance with subsection C.1(b) up to that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator; and, provided, further, that in the case of a Termination of Service or Fixed Date Distribution, a Participant’s Phantom Stock Account will be credited with returns in accordance with subsection C.1(d) up to that date which is the fifteenth (15th) day of the last month of the calendar quarter immediately preceding the Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator.

(b)	Crediting Subsequent Returns. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to subsection C.3(a), a Participant’s Dollar-Denominated Account shall be reduced as of the day on which each installment payment is made. For purposes of crediting subsequent returns in the event that installment payments are made pursuant to subsection C.3(b) or subsection C.4(b), a Participant’s Dollar-Denominated Account or Phantom Stock Account, as the case may be, shall be reduced as of that date which is the fifteenth (15th) day of the last month of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.
C.3	Dollar-Denominated Account Returns and Installment Distributions. In the event a benefit is paid in installments, a Participant’s unpaid Dollar-Denominated Account shall be credited as follows:
(a)	For Plan Year Account Balances for 2005 and 2006.
(i)	Application. This subsection C.3(a) shall apply to Plan Year Account Balances for Plan Years 2005 and 2006, except as otherwise provided in subsection C.1(c).

(ii)	Crediting. As of the last day of each calendar quarter, the undistributed Dollar-Denominated Account shall be credited with a return equal to the Prime Rate or such other rate as the Plan Administrator may determine in its sole discretion prior to the beginning of a Plan Year. Returns shall start to accrue under this Section C.3 as of the date that returns cease to accrue under Section C.1 above.
(iii)	Installments. The installment payments shall be determined by dividing the Participant’s Dollar-Denominated Account at the time of the commencement of the installment payments by the number of payments over the installment period. Each payment determined above will be considered the principal portion of the installment payment. In addition, each installment payment will include a return calculated for the preceding year using the rate determined in this subsection C.3(a). Installment payments shall commence in the month of January following such Participant’s Fixed Date Distribution or Termination of Service, but not before the time permitted by subsection 3.4(b). All additional installment payments shall be paid in the month of January of succeeding years.
(b)	For Plan Year Account Balances for Plan Years after 2006.
(i)	Application. This subsection C.3(b) shall apply for Plan Year Account Balances for Plan Years after 2006, except as otherwise provided in subsection C.1(c).

(ii)	Crediting. Returns shall continue to be credited as provided in subsection C.1(b)(iii).

(iii)	Installments. Installment payments shall be determined based on the value of the Plan Year Account Balance as of that date which is the fifteenth (15th) day prior to the last day of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator. The amount of each installment payment made with respect to each Plan Year Account Balance shall be determined by dividing the Participant’s Plan Year Account Balance by the number of the remaining installment payments (including the installment payment being made at that time). Installment payments shall commence in the month of January following such Participant’s Fixed Date Distribution or Separation from Service, but not before the time permitted by subsection 3.4(b). All additional installment payments shall be paid in the month of January of succeeding years.
C.4	Phantom Stock Account Distributions. Unless the Plan Administrator, in its sole discretion, elects to make all or part of a distribution in cash, distributions from a Participant’s Phantom Stock Account shall be made in the form of (i) one share of Common Stock for each whole Phantom Stock Unit, plus (ii) cash in lieu of any fractional Phantom Stock Unit.
(a)	If a Participant’s Phantom Stock Account balance is to be distributed in a lump sum and all or part of the balance is to be distributed in cash, including cash in lieu of a fractional Phantom Stock Unit, the amount of cash will be determined based on the Fair Market Value of a share of Common Stock as of the date of the Distribution Event; provided, however, that in the case of a Termination of Service or Fixed Date Distribution, the amount of cash will be determined based on the Fair Market Value of a share of Common Stock as of that date which is the fifteenth (15th) day prior to the date of a Distribution Event or such other administratively reasonable date prior to the date of a Distribution Event as may be determined by the Plan Administrator.
(b)	If a Participant’s Phantom Stock Account balance is to be distributed in installments,
(i)	Notwithstanding anything in Section C.2 to the contrary, Dividend Equivalents shall continue to accrue and be credited to such Participant’s Phantom Stock Account in accordance with subsection C.1(d)(ii) during the installment period with respect to Phantom Stock Units that remain credited to such Phantom Stock Account,

(ii)	the number of shares of Common Stock to be delivered in a particular installment shall be determined by dividing the number of Phantom Stock Units credited to the Participant’s Phantom Stock Account immediately prior to such installment by the remaining number of installments, with any fractional Phantom Stock Units paid in cash, and

(iii)	if all or part of the balance is to be distributed in cash, including cash in lieu of a fractional Phantom Stock Unit, the amount of cash will be determined based on the Fair Market Value of a share of Common Stock as of that date which is the fifteenth (15th) day of the last month of the Plan Year immediately preceding the Plan Year in which the installment payment is to be made or such other administratively reasonable date prior to such date as may be determined by the Plan Administrator.
C.5	Statement of Accounts. The Plan Administrator shall send to each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator deems desirable setting forth the amount of the Participant’s Account Balance.

C.6	Fair Market Value. Notwithstanding Section 1.19 to the contrary, with respect to calculations made pursuant to Sections B and C relating to the crediting of an

Investment Change, the Fair Market Value of a share of Common Stock shall mean the closing price per share of Common Stock on the New York Stock Exchange on February 1 of the relevant year (or, if February 1 falls on a non-trading day, the immediately preceding trading day).
D. Beneficiary Designation
D.1	Beneficiary. Each Participant shall designate a Beneficiary to receive any benefits payable under the Plan upon the Participant’s death.

D.2	Beneficiary Designation. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and submitting it to the Plan Administrator or its delegate. A Participant shall have the right to change a Beneficiary at any time without the consent of the Beneficiary, by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the receipt by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant with the Plan Administrator prior to death.

D.3	Spousal Consent. A married Participant’s designation of someone other than the Participant’s Spouse as primary beneficiary shall not be effective unless the Spouse executes a consent in writing that acknowledges the effect of the designation and is witnessed by a plan representative or notary public. No consent is required if it is established to the satisfaction of the Plan Administrator that consent cannot be obtained because the Spouse cannot be located.

D.4	No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, the Participant’s designated Beneficiary shall be deemed to be the surviving Spouse. If the Participant has no surviving Spouse, the benefits otherwise payable to a Beneficiary shall be paid to the Participant’s estate.

D.5	Doubt as to Beneficiaries. If the Plan Administrator has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Plan Administrator shall pay such amounts to the Participant’s estate.

D.6	Beneficiary Designation Form. “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries. A Participant may complete and return the Beneficiary Designation Form electronically and such electronic transmission shall be treated as a valid signature.